Exhibit 99.2

Ribbon Communications Announces Promotion of Rick Marmurek to Chief Financial Officer

FOR IMMEDIATE RELEASE: April 28, 2026.

PLANO, Texas – Ribbon Communications Inc. (Nasdaq: RBBN), a global leader in real-time communications technology and IP optical networking solutions, today announced that Rick Marmurek, Ribbon’s current Deputy Chief Financial Officer and Chief Accounting Officer, has been promoted to Executive Vice President, Chief Financial Officer (“CFO”) and Chief Accounting Officer, effective May 1, 2026. He will succeed current CFO John Townsend who will be leaving Ribbon effective April 30, 2026 to take another professional opportunity.

“Having worked closely with Rick over the last six years I am thrilled to formally welcome him to our executive leadership team,” said Bruce McClelland, President and CEO of Ribbon. “Rick has been a visible leader within the organization for more than a decade and has developed deep knowledge of our operations, the markets in which we operate, and our customers. We believe Rick brings an unparalleled breadth of financial leadership, deep accounting expertise, and knowledge of the business to support and advance Ribbon’s strategy. We wish John the best in his next opportunity.”

Mr. Marmurek, CPA, brings more than 35 years of financial experience, including more than 15 years at Ribbon or its predecessor companies, where he has served as Senior Vice President, Deputy CFO and Chief Accounting Officer since 2024. Mr. Marmurek has served as Senior Vice President and Chief Accounting Officer since 2018. Prior to joining Ribbon, Mr. Marmurek was at Nokia for 10 years, specializing in tax-related work. He started his career in public accounting with Coopers and Lybrand. Mr. Marmurek holds an accounting degree from the University of Texas at Austin and a Master of Business Administration from Southern Methodist University.

About Ribbon

Ribbon Communications (Nasdaq: RBBN) is a global provider of voice communications software, IP routing, and optical networking to mobile and wireline service providers, enterprises, critical infrastructure and defense sectors. We support our customers’ Path to Autonomous Networks by leveraging the latest AIOps automation platforms and Agentic AI technologies, helping them deliver better customer experiences, reduce operational costs, and achieve sustainable growth.

To learn more about Ribbon, visit rbbn.com.

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